EXHIBIT 10.4

XENACARETM

XENASTAFF®

AGREEMENT WITH ________________________________________ (XRN)

THIS AGREEMENT made this _________________ between XENASTAFF, LLC, A WHOLLY OWNED SUBSIDIARY OF XENACARE HOLDINGS, INC., having a principal place of business at 3275 West Hillsboro Blvd, Suite 300, Deerfield Beach, Florida 33442, hereinafter referred to as the EMPLOYER, and ___________________ a registered nurse, having a principle domicile at ____________________ hereinafter referred to as the XRN.

1.

Term of Contract. This agreement will become effective on ___________, and will continue in effect for a probation period for one year, at which time the Parties will review their relationship and extend, renew, revise or terminate their working relationship.  The EMPLOYER will provide the XRN with two evaluation interviews at approximately three months and six months of employment prior to the one-year anniversary of this agreement.  If at any time the XRN is terminated or resigns during his/her probation period all eligibility for bonuses will cease with the termination and/or resignation.

2.

Specific Services. XRN agrees to perform the following services as shown on the attached Exhibit A, attached hereto and made a part hereof XRN agrees that he/she will coordinate his/her activities as depicted in Exhibit A through his/her Director/Manager of Nursing.

3.

Method of Performing Services. XRN will be empowered to execute the method, details, and means of performing the above-described services according to XenaCare corporate rules and regulations.

4.

Confidentiality. XRN acknowledges that the information which he/she leams about EMPLOYER, the nature of its business, its products and methods of providing service are proprietary to EMPLOYER and XRN agrees to execute a Non-disclosure Agreement, attached hereto as Exhibit 8.  Further, the XRN agrees to comply with the guidelines of the Health Insurance Portability and Accountability Act (HIPAA) and maintain the utmost in standards of professionalism in handling patient information and records

5.

Compensation. EMPLOYER agrees to pay XRN for the services set forth above the sum of $42,500 per annum for first 60 days.  Upon execution of responsibilities of XRN including a target of 65 patients per month the EMPLOYER agrees to pay XRN for the services set forth above the sum of $45,500 per annum after 60 days.  Upon successful completion of your first full six months and meeting your responsibilities XenaCare will raise your salary to $47,500 per annum.  The paydays shall commence in conjunction with the next Friday payday that is consistent with the ongoing XenaStaff® schedule.

6.

Bonus Structure. EMPLOYER agrees to provide XRN with the opportunity of making a bonus.  Bonuses shall be paid out monthly.  XenaCare reserves the right to change and re-evaluate the bonus structure from time to time.

7.

Professional Expenses. EMPLOYER agrees to pay XRN for any pre-approved expenses directly related to Site-of-Care business.

8.

Terms of Compensation. XRN agrees that the terms of this agreement including compensation shall remain confidential and shall only be shared with her immediate family, legal and financial counsel.

9.

Uniforms. Each XRN is required to wear an EMPLOYER approved XRN lab coat with an approved nameplate.  The dress shall be professional at all times and follow the XenaCare corporate “Dress Code” found in your manual as well as each SOCP’s dress code. No jeans, sweatshirts, low cut or tight revealing clothing or casual attire is allowed. Any questions on dress should be approved by the Director of Nursing.

10.

Vacation. EMPLOYER agrees to pay the full time XRN for two-weeks vacation accrued at one year of service and six designated holidays. Regular part-time employees earn vacation on an accrual basis, which is based on the number of hours they work. The holiday schedule for ___________ is found in the XRN’s training/employee manual and includes Memorial Day, 4TH of July, Labor Day, Thanksgiving, Christmas and New Years Day, with eligibility after 90 days of service. The XRN must notify his/her Director/Manager of Nursing in writing at least two months prior to requested vacation period. Vacation times will be allowed to the XRN on an available status determined by the EMPLOYER and will be coordinated with vacation schedules set with the Site-of-Care physician. Vacation pay will only be given after 1 year of service, any days approved to be taken before 1 year will not be compensated, even if the SOC physician is on vacation at that time. XRN’s who resign or are terminated will be paid for all unused accrued vacation through termination date. The following are some important exceptions: XRN’s who resign or are terminated during the probation period will not be paid for any vacation time. Two (2) full calendar weeks written notice of resignation must be submitted. General conversation does not constitute notice of termination.

11.

Sick Days. EMPLOYER agrees to accrue for XRN two (2) sick days per three (3) months of work for a total of eight (8) days for twelve (12) consecutive calendar months. If at the end of the twelve (12) consecutive calendar months any or part of the eight (8) eligible sick days are not used then the EMPLOYER shall pay the XRN for the days not used at his/her base salary rate. Sick days are not eligible for bonus nor can they be used as personal or vacation days. Eligibility for sick days in based on the XRN’s performance record (Exhibit A) and absenteeism record and will be evaluated on an individual basis. Regardless of the type of resignation, all unused sick time is forfeited at the time of termination of employment. Once an XRN gives or is given notice of termination, no additional sick time will be used.

12.

Personal Days. EMPLOYER will not pay the XRN for either personal days or leave of absences. XRN is not eligible for bonuses during leave of absences. Leave of absences must be approved by the Director of Nursing in writing. Such approval is on an individual basis and is not an obligation of the EMPLOYER to provide this benefit to the XRN.

13.

Minimum Amount of Service. XRN agrees to devote a minimum of 40 hours per week during the term of this agreement to the performance of the above-described services. XRN shall maintain records of the time which she spends providing services to EMPLOYER and shall make said records available to EMPLOYER, and by logging in, sending a confirmation e-mail to the EMPLOYER corporate office, Director of Nursing and Technical Support, and by signing out of the computer at the Site-of-Care. It is the responsibility of the XRN to inform the Site-of-Care Physician, his/her staff and the XenaCare Director of Nursing of any changes in hours of work such as arriving late, leaving early or total absence from work and XRN’s salary will be adjusted accordingly. Failure to log in will be treated as a “No Show” and will be dealt with on an individual basis.

14.

Place Where and Hours during which Services may be Performed. XRN shall be placed at a Site-of-Care within a reasonable distance from his/her home. XRN agrees to perform the services described in Exhibit A during regular business hours or reasonable after business hours as necessary.

15.

Tools and Instrumentalities. EMPLOYER will supply XRN with all tools and instrumentalities required to perform the services under this Agreement. Notwithstanding the forgoing EMPLOYER will provide an appropriate office environment and tools necessary for XRN to perform her services while in the offices of the Site-of-Care.

16.

Drug-Free Workplace Policy. XRN agrees to comply with EMPLOYER’S Drug-Free Workplace Policy. It is a condition of employment to refrain from using illegal drugs or unauthorized controlled substances on or off the job. XRN’s are prohibited from using, possessing, distributing, dispensing, manufacturing, selling, or attempting to sell illegal drugs or any other unauthorized or mind-altering substances at any time while on or off Company property whether on duty or not and whether or not on Company business. From time to time, the XRN may be randomly selected for a drug screen during his/her employment. For purposes of this policy, an illegal drug is any substance which (a) is not legally obtainable; (b) may be legally obtainable but has not been legally obtained; or (c) is being used in a manner or for a purpose other than prescribed. Violation of this policy will result in disciplinary action to and including discharge from employment.

17.

Alcohol Consumption. XRN agrees that at no time shall he/she consume alcohol while in uniform. Further XRN agrees that he/she shall not consume alcohol of any amount for a period of at least six hours prior to reporting for work. XRN also agrees that he/she at all times will have their blood alcohol level below 0.08. Violation of this policy will result in disciplinary action to and including discharge from employment.

18.

Worker’s Compensation. EMPLOYER agrees to provide XRN with worker’s compensation insurance. XRN agrees to hold harmless and indemnify EMPLOYER for any and all claims arising out of any injury, disability, or death. Consistent with the EMPLOYER’S Drug-Free Workplace Policy, if any injury, fall or mishap occurs to the XRN at the Site-of-Care, the XRN will be required to undergo a drug screen.

19.

General Liability Insurance. EMPLOYER agrees to provide XRN with General Liability insurance. XRN agrees to hold harmless and indemnity EMPLOYER for any and all General Liability claims.

20.

Product Liability Insurance. EMPLOYER agrees to provide XRN with Product Liability insurance. XRN agrees to hold harmless and indemnify EMPLOYER for any and all Product Liability claims.

21.

Health Insurance. EMPLOYER may offer the XRN Health Insurance coverage based on a threshold number of XRN’s to participate. It is expected that the EMPLOYER will offer the XRN a program as soon as the requirements are met. At that time, insurance eligibility begins after ninety (90) days of service. XRN’s not electing to participate in the EMPLOYER plan, may opt out by signing acknowledgement that they have coverage under another health plan.

22.

XenaCeutical Use. EMPLOYER agrees to offer the XRN a professional courtesy of receiving a monthly supply of XenaCor®, XenaZyme® and Tri-Pan® for XRN use only once a certain performance criteria are met. The policy for this professional courtesy is currently under design. Family member professional courtesies will also be based on future policies and XRN performance. Once a formal policy is determined, the terms of the XenaCeutical use and offer will require that the XRN submit to an initial blood profile for baseline levels as well as two months following the initial baseline. Future testing to monitor blood lipid profile level changes may occur from time to time. The EMPLOYER fully expects to develop more XenaCeuticals® in the future. Availability of these XenaCeuticals® as a professional courtesy, is a privilege and not a right and decisions for approval will be made on an individual basis by the Director/Manager of Nursing. The XRN’s personal health profile will determine his/her requirements for such supplementation support.

23.

Assignment. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by XRN without the prior written consent of EMPLOYER. If an XRN has another individual cover for her duties at the Site-of-Care with out Director of Nursing prior written approval it will be a reason for immediate termination.

24.

Cooperation of EMPLOYER. EMPLOYER agrees to comply with all reasonable requests of XRN and provide access to XenaTrans® software system reasonably necessary to the performance of XRN’S duties under this Agreement.

25.

Termination of this agreement. This agreement may be terminated by the EMPLOYER without cause, including if the Site-of-Care Physician terminates his/her contract with the EMPLOYER and the EMPLOYER in good faith cannot find an alternative Site-of-Care placement for the XRN. This agreement may be terminated immediately by the EMPLOYER with cause for felony conviction, loss of licensure, gross negligence, failure to pass random drug test, failure to perform, failure to meet company guidelines for personal appearance and behavior, falsification of personal records, insubordination, refusal, or failure to obey instructions of management, and behavior or criminal offense which might adversely affect her work, or work relationships or the Office’s business or reputation including breach of confidentiality. On termination and/or resignation the XRN shall return all company property such as manuals, books, supplies, keys, notes and any other material proprietary to XenaCare and/or its agents. Failure to do so shall result in financial paycheck adjustments for said property.

26.

Non-Compete Clause. The XRN agrees not to directly or indirectly compete with the business of the EMPLOYER and its successors and assigns during a period of employment and for a period of (5) years following termination of employment and within a radius of 200 miles of any facility owned and/or operated by the EMPLOYER and notwithstanding the cause or reason for termination. The term “not compete” as used herein shall mean that the XRN shall not own, manage, operate, consult or to be employee in a business substantially similar to or competitive with the present business of the EMPLOYER or such business activity in which the EMPLOYER may substantially engage during the terms of employment. The XRN acknowledges that the EMPLOYER shall or may in reliance of this agreement provide XRN access to trade secrets, customers and other confidential data and good will. XRN agrees to retain said information as confidential and not use said information on his or her own behalf or disclose same to any third party. Further the XRN agrees that this non-compete clause is not meant to restrain the XRN to perform her regular nursing duties should he/she leave the EMPLOYER for any cause.

27.

Entire Agreement of the Parties. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by XRN for EMPLOYER and contains all of the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

28.

Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

29.

Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof will be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of Florida.

30.

Attorney’s Fees. If any action at law or inequity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

31.

Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida.

Executed on the date and year first above written.

________________________________________

By XenaCare President

________________________________________

By XRN

XenaStaff®

Exhibit A - XRN Responsibilities

Primary XRN Responsibilities:

•

XRN to have total line responsibility to XRN Director of Nursing and/or XRN Manager of Nursing

o

The XRN’s principal supervisor is his/her Director/Manager of Nursing.  The XRN is expected to work within the office guidelines and philosophy of the Site-of-Care in which she/he is assigned.

•

The XRN to have direct access to the Site-of-Care Physician and his/her patient records once patient consent in writing has been received under the Health Information Protection Act (HIPAA).

•

The XRN is to follow the guidelines of the Health Information Protection Act (HIPAA) at all times

•

The XRN to follow the guidelines of the Dietary and Supplement Health Education Act at all times

•

The XRN to work within the guidelines of the Stark Laws at all times

•

XRN to follow XenaTrans® methodology and procedures as demonstrated through the XRN Training Manual

•

XRN to follow all policy guidelines set by the XRN Training Manual and Keep the manual in a secure and confidential place at all times

•

XRN to follow universal blood precautions at all times when in the presence of body fluids

•

Nurse to schedule/consult with approximately 20 patients per day (approximately 24 minutes/patient)

•

Nurse to place minimum of 3 patients per day (15 patients per week) on a monthly XenaScript basis (65 patients per month). One (1) patient is defined as a script that includes 2 of 3 (XenaZyme®, XenaCor®, XenaPan® Plus)

•

Keep patients on XenaScript to greater than 85% compliant rate for one year.

Secondary XRN Responsibilities

•

XRN follow-up initial patient consult with patient phone call within 24 hours then 7-l0 days, 30 days, 60 days and 90 days.

•

Maintain professional behavior at all times in the Site-of-Care

•

Maintain the XenaStaff philosophy and Mission of patient Care at all times as set forth in the XRN Training/Employee Manuals

XENACARETM

XenaStaff®

Mutual Confidential information Exchange Agreement

Exhibit B (Non-Disclosure)

This Mutual Confidential Information Exchange Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and among XenaStaff, LLC, a wholly owned subsidiary of XenaCare Holdings, mc, located at 3275 West Hillsboro Blvd, Suite #300, Deerfield Beach, Florida 33442 USA (hereinafter referred to as “XenaStaff’) and ______________, (hereinafter referred to as “XRN”) on ______________. During the term of this Agreement, XenaStaff and the XRN agree to receive information and data (hereinafter referred to as “Confidential Information”) from each other for the sole purpose of evaluating the capabilities, technologies, products and product specifications of each party. Such data shall include, but not be limited to technical information, including preliminary product descriptions and specifications, source code, financial information and forecasts, business plans and trade secrets.

1.

As between the parties hereto, the provisions of this Agreement shall supersede the provisions of any legend, which may be affixed to the Confidential information by the disclosing party, and the provisions of such legend shall, to the extent it is inconsistent herewith, be without any force or effect.

2.

Notwithstanding that this Agreement shall have terminated or expired, each party agrees to keep in confidence and prevent the unauthorized use or disclosure to any unauthorized person or persons of all Confidential Information which is designated in writing, or by an appropriate stamp or legend by the disclosing party to be of a proprietary or confidential nature which is received under this Agreement and to use such data on for the above stated purposes. Confidential Information shall include information disclosed orally, written, faxed, e-mailed, electronically dispersed or otherwise shared. Neither party shall be liable for use or disclosure of any such Confidential Information if the same:

A.

Is in the public domain at the time of disclosure;

B.

Is known to the receiving party at the time of disclosure;

C.

Is used or disclosed with the prior written approval of the other party;

D.

Is used or disclosed after five (5) years from the date of this Agreement;

E.

Is independently developed by the receiving party;

F.

Becomes known to the receiving party from a source other than the disclosing party without a breach of this Agreement by the receiving party.

3.

Neither party shall be liable for inadvertent, accidental or mistaken use or disclosure of Confidential Information obtained under this Agreement despite the exercise of the same reasonable precautions as the receiving party takes to safeguard its own proprietary information.

4.

Neither execution of this Agreement nor disclosure of Confidential information hereunder by either party hereto shall be construed as granting to the other, either expressly or otherwise, any license under any invention or patent now or hereafter owned or controlled by such party, nor shall such Agreement or disclosure constitute any representation, warranty or assurance by the transmitting party with respect to any infringement of patents or other rights of third parties

5.

The term of this Agreement, during which Confidential Information may be furnished, shall be from the date hereof to 36 months after such date.

6.

Each party shall perform its obligations hereunder without charge to the other. Nothing in this Agreement shall:

A.

Grant either party the right to make any commitment of any kind for or on behalf of the other party without the prior written consent of the other party; or

B.

Create or be interpreted in any way as a joint venture, partnership or formal business organization of any kind.

7.

Termination. Upon expiration or termination of this Agreement, or upon breach of any obligation of this Agreement by the receiving party, or upon request of the disclosing party, all recorded copies of the Confidential Information and portions thereof remaining in the receiving party’s possession shall be returned to the disclosing party or destroyed, and such return or destruction certified to the disclosing party.

8.

This Agreement constitutes the entire Agreement and understanding between the parties as to the subject matter hereof, and supersedes and replaces all prior and contemporaneous agreements, written or oral, as to such subject matter.

9.

Binding on Heirs and Successors. This Agreement shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of the parties hereto, XRN and XenaStaff but nothing contained in this section shall be construed as a consent by either party to any assignment of this Agreement.

10.

Waivers. No waiver, modification or amendment of the terms of this Agreement shall be of any force or effect unless made by an instrument in writing and executed by all parties hereto.

11.

Partial Invalidity. Should any provision of this Agreement be held by a court of competent jurisdiction to be either invalid, void, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect unimpaired by the holding of the court.

12.

Disputes. Any dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration in accordance with the rules of either the American Arbitration Association or the Florida Arbitration Association Judgment of any award determined by the arbitrators may be entered in the appropriate court having jurisdiction.

13.

Attorneys’ Fees. Should any litigation or arbitration be commenced between the parties to this Agreement concerning the work product developed and its acceptance, or the rights and duties of either party in relation thereto, the prevailing party in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for its attorneys’ tees.

Executed on the date and year first above written.

_______________________________________

By President

_______________________________________

By XRN